                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                            ------------------------------

                               SCHEDULE 14A INFORMATION
                      PROXY STATEMENT PURSUANT TO SECTION 14(a)
                        OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                           /X/
Filed by party other than the Registrant          / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
     240.14a-12

                              --------------------------

                          NICOLLET PROCESS ENGINEERING, INC.
                   (Name of Registrant as Specified In Its Charter)

                          NICOLLET PROCESS ENGINEERING, INC.
                      (Name of Person(s) Filing Proxy Statement)

                              --------------------------

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1    Title of each class of securities to which transaction applies:

          ---------------------------------------
     2    Aggregate number of securities to which transaction applies:

          ---------------------------------------
     3 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------
     4    Proposed maximum aggregate value of transaction:

          ---------------------------------------
     5    Total fee paid:

          ---------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1    Amount Previously Paid:

          ---------------------------------------
     2    Form, Schedule or Registration Statement No.:

          ---------------------------------------
     3    Filing Party:

          ---------------------------------------
     4    Date Filed:

                                 1998 ANNUAL MEETING


                          NICOLLET PROCESS ENGINEERING, INC.
                                420 NORTH FIFTH STREET
                               FORD CENTRE, SUITE 1040
                            MINNEAPOLIS, MINNESOTA  55401





TO THE SHAREHOLDERS OF NICOLLET PROCESS ENGINEERING, INC.:


     You are cordially invited to attend our Annual Meeting of Shareholders to be held on February 5, 1998, at 3:30 p.m., local time, at the Marriott Hotel -- City Center, 30 South Seventh Street, Minneapolis, Minnesota.

     The formal Notice of Meeting, Proxy Statement and form of proxy are enclosed.

     Whether or not you plan to attend the meeting, please date, sign and return the enclosed proxy in the envelope provided as soon as possible so that your vote will be recorded.

                                        Very truly yours,

                                        /s/ Pierce A. McNally

                                        Pierce A. McNally
                                        CHAIRMAN OF THE BOARD




December 23, 1997




                             PLEASE SIGN, DATE AND RETURN
                             THE ENCLOSED PROXY PROMPTLY
                           TO SAVE THE COMPANY THE EXPENSE
                             OF ADDITIONAL SOLICITATION.

                          NICOLLET PROCESS ENGINEERING, INC.
                                420 NORTH FIFTH STREET
                               FORD CENTRE, SUITE 1040
                            MINNEAPOLIS, MINNESOTA  55401

                            ------------------------------

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD FEBRUARY 5, 1998

                            -----------------------------

TO THE SHAREHOLDERS OF NICOLLET PROCESS ENGINEERING, INC.:

     Notice is hereby given that the Annual Meeting of Shareholders of Nicollet Process Engineering, Inc. will be held on February 5, 1998, at 3:30 p.m., local time, at the Marriott Hotel -- City Center, 30 South Seventh Street, Minneapolis, Minnesota, for the following purposes:

     1. To elect five directors to serve for the ensuing year or until their successors are elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP, certified public accountants, as independent auditors for the Company for the year ending August 31, 1998; and

     3. To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

     The close of business on December 12, 1997 has been fixed as the record date for the determination of shareholders who are entitled to vote at the meeting or any adjournments thereof.

                                        By Order of the Board of Directors,

                                        /s/ Kristine L. Gabel

                                        Kristine L. Gabel
                                        SECRETARY

December 23, 1997

--------------------------------------------------------------------------------
     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. NO ADMISSION TICKET OR OTHER CREDENTIALS WILL BE NECESSARY. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY MARKING, SIGNING, DATING AND MAILING YOUR PROXY IN THE REPLY ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

                          NICOLLET PROCESS ENGINEERING, INC.
                                420 NORTH FIFTH STREET
                               FORD CENTRE, SUITE 1040
                            MINNEAPOLIS, MINNESOTA  55401

                                 -------------------

                                   PROXY STATEMENT
                                         FOR
                            ANNUAL MEETING OF SHAREHOLDERS
                                   FEBRUARY 5, 1998

                                 -------------------


                                     INTRODUCTION

     The Annual Meeting of Shareholders (the "Annual Meeting") of Nicollet Process Engineering, Inc. (the "Company") will be held on February 5, 1998, at 3:30 p.m., local time, at the Marriott Hotel -- City Center, 30 South Seventh Street, Minneapolis, Minnesota, or at any adjournment or adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

     Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

     The Company expects that this proxy material will first be mailed to shareholders on or about December 23, 1997.

                                   VOTING OF SHARES

     Only holders of Common Stock of record at the close of business on December 12, 1997 will be entitled to vote at the Annual Meeting. On December 12, 1997, the Company had 4,635,195 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting.

     The presence at the Annual Meeting, in person or by proxy, of the holders of fifty percent (50%) of the outstanding shares of Common Stock entitled to vote at the meeting (2,317,598 shares) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (I.E., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

     The election of a nominee for director and any other proposals that may come before the Annual Meeting described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the meeting). Shares represented by a proxy card including any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved. Shares represented by a proxy card voted as abstaining on any of the other proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter.

                                ELECTION OF DIRECTORS
                                      PROPOSAL 1

NOMINATION

     The Restated Bylaws of the Company provide that the number of directors must be at least one, or such other number as may be determined by the Board of Directors or by the shareholders at a regular meeting. The Board of Directors (the "Board") has set its size at five and has nominated the five individuals below to serve as directors of the Company until the next annual meeting of the shareholders or until their respective successors have been elected and qualified. All of the nominees are members of the current Board. Mr. Richard Koontz, a current member of the Board, is not standing for reelection. Mr. Boszhardt was elected as a member of the Board to fulfill the Company's obligations under certain Subscription Agreements dated November 7, 1997, among the Company and several investors. See "Certain Transactions."

     The Board recommends a vote FOR the election of each of the nominees listed below. In absence of other instructions, the proxies will be voted FOR the election of the nominees named below. If prior to the meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT DIRECTORS AND NOMINEES

     The following information has been furnished to the Company, as of November 20, 1997, by the existing directors of the Company and by persons who have been nominated by the Board to serve as directors for the ensuing year.


NAME OF DIRECTOR OR NOMINEE     AGE               PRINCIPAL OCCUPATION
---------------------------     ---     ----------------------------------------

Pierce A. McNally               48      Chairman of the Board and Director of
                                        Corporate Development of the Company

Robert A. Pitner                54      President, Chief Executive Officer and
                                        Chief Financial Officer of the Company

Thomas W. Bugbee (1)            46      President of Bugbee and Associates, Inc.

Benton J. Case, Jr. (1)         61      President of Rainy River Resources, Inc.

Richard W. Koontz (1)(2)        48      President of Object Technologies Group,
                                        Inc.

Andrew K. Boszhardt, Jr.        41      Chief Executive Officer of Oscar Capital
                                        Management, LLC

------------------------

(1)  Member of the Audit Committee and Compensation Committee.
(2)  Mr. Koontz is not standing for reelection to the Board.

     PIERCE A. MCNALLY has served as the Director of Corporate Development of the Company since October 1, 1996, the Chairman of the Board since May 1995 and has been a director since 1992. He also currently serves as Chairman of the Board and Chief Executive Officer of Minnesota American, Inc., a Minnetonka, Minnesota based holding company which owns LockerMate Corporation, a developer of locker products. From January 1992 until October 1994, he was President and Co-Chief Executive Officer of Minnesota American, Inc. Prior to that time, Mr. McNally was an officer and director of Midwest Communications, Inc., a communications company. He also serves on the board of directors of Imaging Institute, Inc., Rainy River Resources, Inc. ("Rainy River") and Minnesota American, Inc.

     ROBERT A. PITNER has served as President, Chief Executive Officer and director of the Company since April 1991, and as Chief Financial Officer since April 1997. From April 1991 to May 1995, Mr. Pitner also served as the Company's Chief Financial Officer. From June 1989 to April 1991, Mr. Pitner was a Vice President at Wiken Advertising and Promotion, a consulting firm specializing in "high tech" industries. From 1988 to 1989, he was President and Chief Operating Officer of Springboard Software, Inc., a software company.
Prior to 1988, Mr. Pitner spent twenty years in the banking industry in various executive positions, most recently as a senior executive at First Bank System.

     THOMAS W. BUGBEE joined the Company's Board of Directors in 1988. He has been the Chief Financial Officer of Datalog, Inc., a medical technology/information company, since January 1, 1997. Mr. Bugbee has also been the President of Bugbee and Associates, Inc., a corporate finance advisory services company, since January 1996 when he founded the company. From November 1991 through

January 1996, Mr. Bugbee was the President of Bugbee, Anton and Associates, Inc., a corporate finance advisory services company. In addition, Mr. Bugbee served as the Chief Financial Officer of D.V. Talbott, a high technology fabric company, from June 1995 through June 1996. From 1989 to 1991, he was a Senior Manager for Ernst & Young LLP and managed the Minneapolis Debt Restructuring Group.

     RICHARD W. KOONTZ has served on the Board of Directors since January 1996 and was the Chief Technology Officer from August 31, 1996 through December 31, 1997. Since May 1994, Mr. Koontz has also been the President of Object Technologies Group, Inc., a software engineering services company. From October 1993 through April 1994, he served as the General Manager of Poliac Research Corporation. Mr. Koontz was also a real estate developer and investor from 1989 through 1993. Prior to his employment with Poliac Research Corporation, Mr. Koontz served as President of Reldom Nevada, Inc., a computer software company of on-line casino management and player tracking systems and President of W.R. Casey, Inc., a computer software company for the health insurance industry. Mr. Koontz has also served as a Controller and Vice President of Reldom Corporation, a light manufacturing company.

     BENTON J. CASE, JR., joined the Company's Board of Directors in 1988.
Since May 1978, Mr. Case has been employed by Rainy River, a company engaged in oil and gas exploration. Mr. Case has served as President of Rainy River since February 1991 and prior to that time, held the position of Treasurer. Mr. Case has also served as Vice President of Future Care Systems, Inc. since 1994. From October 1990 until March 1994, he was a general partner of Skylark II, a venture capital firm. Skylark II was sold to Rainy River in 1994. Mr. Case is also a member of the Board of Directors of Future Care Systems, Inc.

     ANDREW K. BOSZHARDT, JR., joined the Company's Board of Directors in November 1997. Mr. Boszhardt currently serves as the Chief Executive Officer of Oscar Capital Management, LLC, an investment advisory firm, which he co-founded in December 1996. From 1980 through November 1996, Mr. Boszhardt was employed by Goldman Sachs & Co. where he served as a Vice President and was active in securities brokerage and asset management.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The business and affairs of the Company are managed by the Board, which met seven (7) times during the fiscal year ended August 31, 1997. Committees established and maintained by the Board of Directors include the Audit Committee and the Compensation Committee.

     The members of the Audit Committee during fiscal 1997 were Messrs. Bugbee, Case and Koontz. The function of the Audit Committee is to review Company financial statements, oversee the financial reporting and disclosures prepared by management, make recommendations regarding the Company's financial controls, and confer with the Company's outside auditors. The Audit Committee met one time during fiscal 1997. Messrs. Bugbee and Case will serve as members of the Audit Committee for fiscal 1998.

     The members of the Compensation Committee during fiscal 1997 were Messrs. Bugbee, Case and Koontz. The function of the Compensation Committee is to set the compensation for those officers who are also directors, and set the terms of, and grants of awards under, the Company's 1990 Stock Option Plan (the "1990 Plan") and the 1995 Amended and Restated Stock Incentive Plan (the "1995 Plan") and to act on other matters relating to compensation as it deems appropriate. The Compensation Committee met twice during fiscal 1997. Messrs. Bugbee and Case will serve as members of the Compensation Committee for fiscal 1998.

     All of the Directors attended 75% or more of the aggregate meetings of the Board and all committees on which they served during fiscal 1997.

DIRECTOR COMPENSATION

     The Company does not pay fees to the members of the Board of Directors except to Mr. McNally, who, pursuant to a written agreement, currently receives compensation of $52,500 per year, plus a discretionary bonus. See "Executive Compensation and Other Benefits--Employment and Consulting Agreements." On August 7, 1997, for service for fiscal 1997, all of the non-employee directors of the Company were each granted an option to purchase 12,500 shares of Common Stock at a price of $0.72 per share, and Messrs. McNally, Pitner and Koontz were each granted an option to purchase 10,000 shares of Common Stock at a price of $0.72 per share. All of these options are fully vested and remain exercisable until August 7, 2002.

            PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of November 20, 1997 unless otherwise noted (a) by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director,
(c) by each executive officer named in the Summary Compensation Table and (d) by all executive officers and directors of the Company as a group.

                                                          SHARES OF COMMON
                                                                STOCK
                                                        BENEFICIALLY OWNED (1)
                                                        ----------------------
                                                                   PERCENT OF
NAME                                                       AMOUNT   CLASS (2)
----                                                       ------  ----------

Oscar Capital Management Group (3). . . . . . . . . .   1,043,500     22.2%
David L. Chamberlain (4). . . . . . . . . . . . . . .     432,167      9.3%
Pierce A. McNally (5)(6). . . . . . . . . . . . . . .     617,828     12.7%
Robert A. Pitner (6)(7) . . . . . . . . . . . . . . .     617,828     12.7%
Richard W. Koontz (8) . . . . . . . . . . . . . . . .      89,598      1.9%
Benton J. Case, Jr. (9) . . . . . . . . . . . . . . .     161,265      3.4%
Thomas W. Bugbee (10) . . . . . . . . . . . . . . . .     127,790      2.7%
Andrew K. Boszhardt, Jr. (11) . . . . . . . . . . . .   1,043,500     22.2%
All executive officers and directors as a
group (6 persons) (12). . . . . . . . . . . . . . . .   2,039,981     38.9%

---------------------------

(1) Except as otherwise indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(2)  Based on 4,635,195 shares of Common Stock outstanding as of November 20,
     1997.

(3) Includes 233,333 shares of Common Stock held by Oscar Capital Management, LLC ("Oscar Capital"); 621,500 shares of Common Stock held by Andrew K. Boszhardt, Jr.; 72,000 shares of Common Stock issuable upon the exercise of outstanding warrants held by Mr. Boszhardt; and 116,667 shares of Common Stock held by Anthony Scaramucci. Does not include 399,167 shares of Common Stock held by David R. Chamberlain or 33,000 shares of Common Stock issuable upon the exercise of outstanding warrants held by Mr. Chamberlain. Mr. Boszhardt and Mr. Scarmucci are the sole members of Oscar Capital. Mr. Chamberlain is a former co-worker and long-time friend of Mr. Boszhardt and is not otherwise affiliated with Oscar Capital or Mr. Boszhardt. The address for Oscar Capital is 900 Third Avenue, New York, NY 10022.

(4) Includes 33,000 shares of Common Stock issuable upon the exercise of outstanding warrants. Does not include 233,333 shares of Common Stock held by Oscar Capital; 621,500 shares of Common Stock held by Andrew K. Boszhardt, Jr.; 72,000 shares of Common Stock issuable upon the exercise of outstanding warrants held by Mr. Boszhardt; or 116,667 shares of Common Stock held by Anthony Scaramucci. The address for Mr. Chamberlain is 260 Wrights Road, Aspen, Colorado 81612.

(5) Includes 77,500 shares of Common Stock beneficially owned by Robert A. Pitner who shares voting power with Mr. McNally regarding the election of a director of the Company. See footnote (6). Also includes: (i) 74,000 shares of Common Stock issuable to Mr. McNally upon the exercise of outstanding stock options; (ii) 258,500 shares of Common Stock issuable to Mr. Pitner upon the exercise of outstanding stock options; (iii) 4,000 shares of Common Stock issuable upon exercise of outstanding warrants held by Mr. McNally's wife as custodian for the benefit of their daughters as to which Mr. McNally disclaims any beneficial interest; and (iv) an aggregate of 16,000 shares of Common Stock held by Mr. McNally's wife as custodian for the benefit of their daughters as to which Mr. McNally disclaims any beneficial interest. Mr. McNally's address is 420 North Fifth Street, Ford Centre, Suite 1040, Minneapolis, MN 55401.

(6) Messrs. McNally and Pitner are parties to a Letter Agreement dated November 7, 1997 (the "Letter Agreement") whereby they agreed to vote all shares of Common Stock of the Company held by them "FOR" the election of Andrew K. Boszhardt, Jr., or his nominee, as director of the Company. Under the rules of the Securities and Exchange Commission, Messrs. Pitner and McNally may be deemed to share voting power over each other's shares of Common Stock. Messrs. Pitner and McNally disclaim any beneficial interest in the other person's shares of Common Stock.

(7)  Includes 187,828 shares of Common Stock beneficially owned by
     Pierce A. McNally who shares voting power with Mr. Pitner regarding the election of a director of the Company. See footnote (6). Also includes: (i) 258,500 shares of Common Stock issuable to Mr. Pitner upon the exercise of outstanding stock options; (ii) 74,000 shares of Common Stock issuable to Mr. McNally upon the exercise of outstanding options; (iii) 4,000 shares of Common Stock issuable upon exercise of outstanding warrants held by Mr. McNally's wife as custodian for the benefit of their daughters as to which Mr. McNally disclaims any beneficial interest; and (iv) an aggregate of 16,000 shares of Common Stock held by Mr. McNally's wife as custodian for the benefit of their daughters as to which Mr. McNally disclaims any beneficial interest. The address for Mr. Pitner is 420 North Fifth Street, Ford Centre, Suite 1040, Minneapolis, MN 55401

(8) Includes 85,000 shares of Common Stock issuable upon the exercise of outstanding stock options; and 4,598 shares of Common Stock of Nicholson Systems, Inc. ("NSI"). Mr. Koontz is the

     President and Chief Executive Officer of NSI. Mr. Koontz, together with his wife, own all of the outstanding shares of capital stock of NSI.

(9) Includes 60,000 shares of Common Stock issuable upon the exercise of outstanding stock options; 46,501 shares of Common Stock held by Mr. Case's wife, as to which Mr. Case disclaims any beneficial interest; 17,430 shares of Common Stock held by Rainy River Resources, Inc. ("Rainy River"); and 4,000 shares of Common Stock held by FCSI Business Development Corp. ("FCSI"). Mr. Case is an executive of Rainy River and the Vice President of FCSI. Mr. Case disclaims beneficial ownership of shares held by Rainy River and FCSI except to the extent of his pecuniary interest therein.

(10) Includes 62,500 shares of Common Stock issuable upon the exercise of outstanding stock options.

(11) Includes 72,000 shares of Common Stock issuable upon the exercise of outstanding warrants; 233,333 shares of Common Stock held by Oscar Capital; and 116,667 shares of Common Stock held by Anthony Scaramucci. Does not include 399,167 shares of Common Stock held by David R. Chamberlain or 33,000 shares of Common Stock issuable upon the exercise of outstanding warrants held by Mr. Chamberlain.

(12) Includes 540,000 shares of Common Stock issuable upon exercise of outstanding options; 438,529 shares of Common Stock held by directors' spouses, a director's spouse as custodian for the benefit of their children, and certain affiliates of directors, as to which such directors disclaim any beneficial interest except to the extent of their pecuniary interest therein; 72,000 shares of Common Stock issuable upon exercise of outstanding warrants held by a director; and 4,000 shares of Common Stock issuable upon exercise of outstanding warrants held by a director's wife as custodian for his children, as to which such director disclaims any beneficial interest.

                           EXECUTIVE COMPENSATION AND OTHER BENEFITS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last two fiscal years awarded to or earned by the Chief Executive Officer of the Company and the three other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in the last fiscal year (the "Named Executive Officers"). Other than Mr. Pitner and Mr. Koontz, no other executive officer of the Company had salary and bonus which exceeded $100,000 in the fiscal year ended August 31, 1997.

                             SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                                              ------------
                                                     ANNUAL COMPENSATION       SECURITIES
                                                --------------------------     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR      SALARY ($)     BONUS($)(1)     OPTIONS (#)      COMPENSATION
---------------------------           ----      ----------     -----------     -----------      ------------
Robert A. Pitner                      1997       $108,000        $ 34,000         26,000                --
  PRESIDENT AND CHIEF EXECUTIVE       1996        108,000          50,000          7,500                --
   OFFICER

Richard A. Koontz                     1997       $100,000        $    950         10,000                --
  FORMER CHIEF TECHNOLOGY             1996             --              --         75,000        $74,644.50(3)
   OFFICER(2)

---------------------------

(1) Cash bonuses for services rendered have been included as compensation for the year earned, even though such bonuses were actually paid in the following year.

(2) Mr. Koontz was the Company's Chief Technology Officer from August 31, 1996 through December 31, 1997.

(3) Represents an aggregate of $62,000 paid to Object Technologies Group, Inc. ("OTG") and $12,644.50 representing the value of a stock grant of 4,598
     shares of Common Stock to NSI.   Mr. Koontz and his wife are the sole
     owners of each of OTG and NSI.

OPTION GRANTS AND EXERCISES

          The following tables summarize option grants and exercises during the year ended August 31, 1997 to or by the Named Executive Officers and the potential realizable value of the options held by such persons at August 31, 1997.
                          OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                       ---------------------------------------------------------------------------
                                                 PERCENT OF TOTAL
                             NUMBER OF          OPTIONS GRANTED TO
                        SECURITIES UNDERLYING      EMPLOYEES IN      EXERCISE OR BASE   EXPIRATION
NAME                   OPTIONS GRANTED(#)(1)       FISCAL YEAR          PRICE ($/S)        DATE
----                   ---------------------    ------------------   ----------------   ----------
Robert A. Pitner             16,000 (2)                8.1%                $2.63         10/07/01
                             10,000 (3)                5.1%                $0.72         08/07/02

Richard W. Koontz            10,000 (3)                5.1%                $0.72         08/07/02

------------------

(1) The options listed above were granted under the 1995 Plan. Options become exercisable under the 1995 Plan so long as the executive remains in the employ of the Company or one of its subsidiaries. To the extent not already exercisable, options granted under the 1995 Plan become immediately exercisable in full upon certain changes in control of the Company, provided that, upon such a change in control, the Compensation Committee may determine that holders of options granted under the 1995 Plan will receive cash in an amount equal to the excess of the fair market value of such shares immediately prior to the effective date of such change in control of the Company over the exercise price of such options. See "Executive Compensation and Other Benefits -- Stock Option Plans."

(2)  These options were granted on October 7, 1996 and are exercisable in full.

(3)  These options were granted on August 7, 1997 and are exercisable in full.

                            AGGREGATED OPTION EXERCISES IN
                  LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                                  VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                        SHARES                      OPTIONS AT FY-END (#)(1)        AT FY-END ($)(2)
                     ACQUIRED ON       VALUE       -------------------------   -------------------------
NAME                 EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                 ------------   ------------   -------------------------   -------------------------
Robert A. Pitner        37,500       $57,422 (3)           258,500/0                   $1,200/$0

Richard W. Koontz           --                --            85,000/0                   $1,200/$0

------------------

(1) The exercise price of options granted under the Company's 1995 Plan may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the date of exercise. In addition, the exercise price of options granted may be paid pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. Under the 1995 Plan, the Compensation Committee also has the discretion to grant a supplemental cash bonus to an optionee in connection with the grant or exercise of an option or both the grant and exercise of an option. See "Executive Compensation and Other Benefits -- Stock Option Plans."

(2) Value is based on the difference between the fair market value of the Common Stock on August 29, 1997 and the exercise price of the options. The fair market value of the Common Stock as of August 29, 1997, was calculated as the average of the bid and asked prices as quoted on the Nasdaq Small Cap Market ($0.84). The exercise price of outstanding options range from approximately $0.72 to $3.00 per share.

(3) Value is based on the difference between the fair market value of the Common Stock on the date of exercise ($2.53) and the exercise price of the options ($1.00).

STOCK OPTION PLANS

     The Company's 1995 Amended and Restated Stock Incentive Plan (the "1995 Plan"), which was approved by the Company's shareholders in January 1996, replaced the Company's 1990 Stock Option Plan (the "1990 Plan"). The 1995 Plan provides for the grant to participating eligible recipients of the Company of options to purchase Common Stock, restricted stock awards, performance units, stock bonuses and stock appreciation rights.

     In the event a "change in control" of the Company occurs, then, if approved by the Compensation Committee, (i) all outstanding options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary,
(ii) all outstanding restricted stock awards will become immediately fully vested, and (iii) all outstanding performance units and stock bonuses will vest and/or continue to vest in the manner determined by the Compensation Committee and reflected in the award agreement. In addition, the Compensation Committee, without the consent of any affected participant, may determine that some or all participants holding outstanding options will receive cash in an amount equal to the excess of the fair market value immediately prior to the effective date of such change in control over the exercise price per share of the options.

     For purposes of the 1995 Plan, a "change in control" of the Company will be deemed to have occurred, among other things, upon (i) the sale or other disposition of substantially all of the assets of the Company, (ii) the approval by the Company's shareholders of a plan or proposal for the liquidation or dissolution of the Company, (iii) a merger or consolidation to which the Company is a party if the Company's shareholders immediately prior to the merger or consolidation beneficially own, immediately after the merger or consolidation, securities of the surviving corporation representing (A) more than 50%, but not more than 80%, of the combined voting power of the surviving corporation's then outstanding securities, unless the transaction was approved in advance by the directors as of the effective date of the 1995 Plan or by any persons who subsequently become directors and whose election or nomination was approved by a majority vote of the directors comprising the Board as of the effective date of the 1995 Plan (the "Incumbent Directors"), or (B) 50% or less of the combined voting power of the surviving corporation's then outstanding securities (regardless of any approval by the Incumbent Directors), (iv) any person becoming, after the effective date of the 1995 Plan, the beneficial owner of (A) 20% or more, but not 50% or more, of the combined voting power of the Company's Common Stock, unless the transaction resulting in such ownership was approved in advance by the Incumbent Directors, or (B) 50% or more of the combined voting power of the Company's outstanding securities (regardless of any approval by the Incumbent Directors), or (v) the Incumbent Directors cease for any reason to constitute at least a majority of the Board, or (vi) any other change in control of the Company of a nature that would be required to be reported pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

     The terms of the 1990 Plan are substantially similar to those of the 1995 Plan, although the 1990 Plan does not provide for the grant of performance units, restricted stock awards or stock bonuses. Also, under the 1990 Plan, in the event of a dissolution or liquidation of the Company, a merger (other than a merger effecting a reincorporation of the Company in another state) or consolidation in which the Company is not the surviving corporation, or a transaction in which another corporation becomes the owner of 50% or more of the total combined voting power of all classes of stock of the Company, all outstanding options and stock appreciation rights will become immediately exercisable in full and will remain exercisable for the remainder of their terms; provided, however, that such acceleration of exercisability shall not apply to a given option or stock appreciation right if any surviving or acquiring corporation agrees to assume such option or stock appreciation right in connection with the merger, consolidation, or transaction or agrees to substitute a new option satisfying the requirements of Section 425(a) of the Internal Revenue Code of 1986, as amended, or to substitute a new stock appreciation right.

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company entered into an employment agreement in April 1991, as modified and amended on July 31, 1994, and as of October 26, 1995, with its President and Chief Executive Officer, Robert A. Pitner (the "Pitner Employment Agreement") that provides for an annual base salary of $108,000, which amount may be increased by the Board of Directors, and a discretionary bonus, payable in cash, stock options or any other manner, with the amount and terms to be determined by the Board of Directors. Under the terms of the Pitner Employment Agreement, Mr. Pitner was granted stock options for (i) the purchase of 100,000 shares of Common Stock at an exercise price of $1.00 per share exercisable until July 31, 2004; (ii) the purchase of 50,000 shares of Common Stock at an exercise price of $2.00 per share, exercisable until August 31, 2004; and (iii) the purchase of 50,000 shares of Common Stock at an exercise price of $2.50 per share, exercisable until August 31, 2005. The Pitner Employment Agreement contains provisions providing for the assignment of inventions by Mr. Pitner, the maintenance of confidential information of the Company and is subject to a two-year non-competition clause in the event of termination of employment. The Pitner Employment Agreement may be terminated (i) by either party upon twelve month's notice for whatever reason; and (ii) by the Company immediately in the event Mr. Pitner defaults or does not perform. Upon termination, if Mr. Pitner does not obtain employment consistent with his training and education because of the non-competition clause, the Company must compensate Mr. Pitner until he secures employment at a rate of 100% of his current base salary for the first twelve months of separation from the Company.

     On May 1, 1995, the Company entered into an agreement with Pierce A. McNally providing for Mr. McNally's services as Chairman of the Board of the Company on an as needed, up to full time basis. For Mr. McNally's services, he currently receives compensation of $52,500 per year plus a bonus payable at the discretion of the Board of Directors. As part of the agreement, on September 1, 1995, Mr. McNally was granted options to purchase 10,000 shares of Common Stock at an exercise price of $3.00 for five years. These options were immediately vested and remain exercisable until September 1, 2000. On October 26, 1995, the Company amended this agreement to provide for the future grant of additional options to purchase 15,000 shares should the Board of Directors so determine. The Board of Directors granted such options to Mr. McNally on October 7, 1996. These options have an exercise price of $2.63 and are fully exercisable until October 7, 2001.

     Effective August 31, 1996, the Company entered into a three (3) year employment agreement with its Chief Technology Officer, Richard A. Koontz (the "Koontz Agreement") that provides for an annual base salary of $100,000, which amount may be increased by the Chief Executive Officer and the Board of Directors. In addition to the annual salary, Mr. Koontz is entitled to an annual bonus of one-third of one percent of the amount of net sales of the Company that exceed certain thresholds. The threshold for fiscal 1997 was $2.0 million of net sales. Mr. Koontz is also entitled to an additional bonus of fifty percent (50%) of his salary to the extent that net sales exceed twelve million dollars in any consecutive twelve month period during the term of the Koontz Agreement. Mr. Koontz was also granted options to purchase 75,000 shares of the Company's Common Stock at an exercise price of $2.75 per share (the "Koontz Option"). The Koontz Option will become exercisable on a cumulative basis with respect to 25,000 shares on each anniversary of the Koontz Agreement. The Koontz Agreement contains provisions providing for the assignment of inventions by Mr. Koontz, the maintenance of confidential information of the Company and is subject to a one-year non-competition clause in the event of termination of employment. The Koontz Agreement may be terminated (i) by either party upon thirty (30) days notice for whatever reason; (ii) by the Company immediately for cause (including fraud, misrepresentation, theft, embezzlement or breach of the Koontz Agreement); or (iii) automatically upon Koontz's death or permanent disability. Upon termination for any reason other than termination for cause, the Company must pay Mr. Koontz, in one lump sum, an amount equal to six (6) months salary, plus all non-contingent compensation earned through the termination date, including any bonus payments.

                             RATIFICATION OF SELECTION OF
                                 INDEPENDENT AUDITORS
                                    PROPOSAL NO. 2

PROPOSAL

     The Board has appointed Ernst & Young LLP, independent certified public accountants, as auditors of the Company for the year ending August 31, 1998. Although it is not required to do so, the Board wishes to submit the selection of Ernst & Young LLP to the shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

BOARD OF DIRECTORS' RECOMMENDATION

     The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as auditors of the Company for the year ending August 31, 1998. The affirmative vote of the holders of a majority of shares of Common Stock of the Company present in person or by proxy at the Annual Meeting, assuming a quorum is present, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR the ratification of Ernst & Young LLP.

                                 CERTAIN TRANSACTIONS

     On December 4, 1995, Pierce A. McNally personally guaranteed a $200,000 note to BankWindsor. The unsecured note matured May 4, 1996 and had an interest rate at prime plus 2%. The loan provided capital to fund the Company's on-going operations. In exchange for Mr. McNally's guarantee, he was granted options to purchase up to 4,000 shares of Common Stock at a price of $3.30 per share, exercisable until May 4, 2000. Mr. McNally also received a cash fee of 20 basis points per month on the outstanding balance of the loan until retirement or maturity, including extensions, if any. Mr. McNally received a total of $1,500 under this arrangement. In addition, the Company has agreed to indemnify and hold Mr. McNally harmless from and against any liability, loss, cost or expense associated with his guarantee of the loan. The loan to BankWindsor was paid in full in April 1996.

     On August 31, 1996, NSI, a company wholly owned by Mr. Koontz, a director and executive officer of the Company, and his wife, received a stock grant of 4,598 shares of Common Stock of the Company for providing software consulting services to the Company. In addition, OTG, a company wholly owned by Mr. Koontz and his wife, received cash payments aggregating approximately $62,000 for the year ending August 31, 1996 for such services.

     On November 7, 1997, the Company entered into Subscription Agreements (the "Subscription Agreements") with certain investors (collectively, the "Investors"), including Andrew K. Boszhardt, Jr., a member of the Company's Board of Directors, pursuant to which the Investors agreed to purchase an aggregate of 1,166,667 shares of Common Stock at purchase price of $0.60 per share. As a condition to the Investors' purchase of such shares, members of the Company's Board of Directors, were required to purchase an aggregate of 100,000 shares of Common Stock (the "Director Shares") at a purchase price of $0.60 per share. In connection with the Subscription Agreements, the Company agreed to allow Mr. Boszhardt, or his designee, to nominate one director (such nominee, the "Boszhardt Nominee") for election as a member of the Board of Directors of the Company at each annual meeting of shareholders or any other meeting at which directors are elected (such director, the "Boszhardt Director"). The Company agreed to use its good faith, reasonable efforts to ensure that the Boszhardt Director will continue as a member of the Board of Directors for such period as the Investors and/or any affiliates of Mr. Boszhardt own, in the aggregate, beneficially and of record not less than 500,000 shares of Common Stock of the Company (the "Minimum Holding Period"). Additionally, in connection with the Subscription Agreements, Messrs. McNally and Pitner entered into a Letter Agreement dated as of November 7, 1997 with Mr. Boszhardt, pursuant to which Messrs. McNally and Pitner agreed to vote all of the shares of Common Stock beneficially held by them to elect Mr. Boszhardt, or his nominee, as a member of the Board of Directors of the Company for such Minimum Holding Period.

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based on review of the copies of such reports furnished to the Company during the period ended August 31, 1997, and based on representations by such persons, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were complied with, except that: (i) each of Messrs. Bugbee, Case and Koontz filed late Form 5s reporting stock option grants received by them on August 7, 1997; (ii) Mr. Pitner filed a late Form 5 reporting stock option grants received by him on August 7, 1997 and October 7, 1997; and (iii) Mr. Case filed a late Form 4 reporting three transactions which took place in December 1996 and January 1997. All such required reports have subsequently been filed.

                    SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals of shareholders intended to be presented in the proxy materials relating to the next Annual Meeting must be received by the Company at its principal executive offices on or before August 25, 1998.

                                    OTHER MATTERS

     The management of the Company does not intend to present other items of business and knows of no items of business that are likely to be brought before the Annual Meeting except those described in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

                                    MISCELLANEOUS

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON
FORM 10-KSB (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED AUGUST 31, 1997 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF DECEMBER 12, 1997, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: 420 NORTH FIFTH STREET, FORD CENTRE, SUITE 1040, MINNEAPOLIS, MINNESOTA 55401; ATTN.: SHAREHOLDER INFORMATION.


                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Kristine L. Gabel

                                       Kristine L. Gabel
                                       SECRETARY

Minneapolis, Minnesota
December 23, 1997

                       NICOLLET PROCESS ENGINEERING, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Robert A. Pitner and Pierce A. McNally, and each of them, as Proxies, each with full power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Nicollet Process Engineering, Inc. held of record by the undersigned on December 12, 1997, at the Annual Meeting of Shareholders to be held on February 5, 1998, or any adjournment, thereof.

1.         ELECTION OF DIRECTORS.        / / FOR all nominees listed below         / / AGAINST all nominees listed
                                           (EXCEPT AS MARKED TO THE CONTRARY       below
                                         BELOW)

Pierce A. McNally
Robert A. Pitner
Thomas W. Bugbee
Benton J. Case, Jr.
Andrew K. Boszhardt, Jr.

(INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
                                NOMINEE'S NAME.)

2.         PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP, CERTIFIED PUBLIC ACCOUNTANTS, AS INDEPENDENT
           ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 1998.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3.         In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                          (CONTINUED ON REVERSE SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 2 AND FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                              Dated: _________________, ________
                                              __________________________________
                                                          Signature
                                              __________________________________
                                                  Signature if held jointly

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.